Exhibit 5.1
March 3, 2011

EV Energy Partners, L.P.
1001 Fannin Street, Suite 800
Houston, Texas 77002
Ladies and Gentlemen:
     We have acted as counsel for EV Energy Partners L.P., a Delaware limited partnership (the “Partnership”) with respect to the preparation of the Registration Statement on Form S-3 (the “Registration Statement”) filed on the date hereof with the Securities and Exchange Commission (the “Commission”) in connection with the registration by the Partnership under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale by the Partnership from time to time, pursuant to Rule 415 under the Securities Act, of (i) common units representing limited partner interests in the Partnership (the “Common Units”) and (ii) debt securities, which may be senior or subordinated in right of payment, and may be issued in one or more series (“Debt Securities”). The Common Units and the Debt Securities are referred to herein collectively as the “Securities”.
     The Debt Securities will be issued pursuant to either (i) an indenture governing senior debt securities, in the form filed as Exhibit 4.1 to the Registration Statement, between the Partnership and the trustee (the “Senior Indenture”), or (ii) an indenture governing subordinated debt securities, in the form filed as Exhibit 4.2 to the Registration Statement, between the Partnership and the trustee (the “Subordinated Indenture” and together with the Senior Indenture, the “Indentures”).
     We have examined the Registration Statement and the prospectus included therein, the First Amended and Restated Agreement of Limited Partnership of the Partnership, as amended (the “Partnership Agreement”), the Certificate of Limited Partnership (the “Certificate”) filed with the Secretary of State of Delaware pursuant to the Delaware Revised Uniform Limited Partnership Act in connection with the formation of the Partnership, the Indentures, copies of resolutions of the general partner of the Partnership’s board of directors (the “Board”) authorizing the filing of the Registration Statement and such other documents as we have deemed necessary or appropriate for purposes of this opinion. In addition, we have reviewed certain certificates of officers of the general partner of the Partnership and of public officials, and we have relied on such certificates with respect to certain factual matters that we have not independently established.
     In connection with this opinion, we have assumed that :
     (1) Registration Statement and any amendments thereto (including post-effective amendments) will be automatically effective upon filing under the Act and will comply with all applicable laws;
     (2) a proper prospectus supplement or supplements (“Prospectus Supplement”) will have been prepared and filed with the Commission describing the Securities offered thereby;
     (3) all Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the appropriate Prospectus Supplement; and

     (4) a definitive purchase, underwriting or similar agreement with respect to any Securities offered will have been duly authorized and validly executed and delivered by the Partnership and the other parties thereto.
     Based upon the foregoing, and subject to the assumptions, qualifications and limitations stated herein, we are of the opinion that:
     With respect to the Common Units, when (A) the Board (or a committee thereof) has taken all necessary action to approve the issuance and sale of the Common Units, the terms of the offering thereof and related matters, (B) such Common Units have been issued and delivered in accordance with the provisions of any applicable definitive purchase or underwriting or other agreement binding on the Partnership and the terms of which have been approved by the Board (or a committee thereof), and (C) the Partnership has received payment of the cash or other lawful consideration provided to be paid for the Common Units, such Common Units will be legally issued, fully paid and non-assessable.
     With respect to any series of Debt Securities to be issued under either of the Indentures, when (a) such Indenture has been duly authorized and validly executed and delivered by the Partnership and by the trustee under such Indenture, (b) the applicable supplement, if any, to such Indenture has been duly authorized and validly executed and delivered by the Partnership and by the trustee under such Indenture, or the applicable Board (or committee) resolution has been duly authorized and validly executed and delivered by the Partnership, or the applicable officer’s certificate has been validly executed and delivered by a duly authorized officer of the Partnership, in each case, in accordance with the terms of such Indenture, (c) such Indenture, as then and theretofore supplemented, has been duly qualified under the Trust Indenture Act of 1939, as amended, (d) the Partnership has taken all necessary action to authorize and approve the issuance and terms of such series of Debt Securities, the terms of the offering thereof and related matters and such Debt Securities will not contain any provision that would be unenforceable and (e) the Debt Securities of such series have been duly executed, authenticated, issued and delivered in accordance with the terms of such Indenture as then and theretofore supplemented (including by any supplemental indenture), or Board resolution and officer’s certificate, and the applicable definitive purchase, underwriting or similar agreement approved by the Board, as applicable, upon payment (or delivery) of the consideration therefor provided for in such purchase, underwriting or similar agreement, such Debt Securities of such series will constitute valid and legally binding obligations of the Partnership.
     The opinions expressed herein are qualified in the following respects:
     (1) We have assumed, without independent verification, that the certificates for the Common Units will conform to the specimens thereof examined by us and will have been duly countersigned by a transfer agent and duly registered by a registrar of the Common Units.
     (2) We have assumed that, any supplemental indenture to either of the Indentures and any Board resolution and/or any officer’s certificate executed and delivered pursuant to such Indenture, in any such case, pursuant to which the terms of any Debt Securities are established and pursuant to which any Debt Securities are issued, will comply with such Indenture as theretofore supplemented, and the form and terms of such Debt Securities will comply with such Indenture as then supplemented (including by any such supplemental indenture) and any such Board resolution and/or officer’s certificate;
     (3) We have assumed that (i) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original and all signatures on each such document are genuine and (ii) each certificate from governmental officials reviewed by us is accurate, complete and authentic, and all official public records are accurate and complete.
     (4) This opinion is limited in all respects to federal laws and the Delaware Revised Uniform Limited Partnership Act.
     We hereby consent to the references to this firm under the caption “Legal Matters” in the Prospectuses and to the filing of this opinion as an Exhibit to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission issued thereunder.
Very truly yours,
/s/ Haynes and Boone, LLP